Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Investor Relations:	Media:
May 5, 2011	Kurt Ogden	Gary Chapman
The Woodlands, TX	(801) 584-5959	(281) 719-4324
NYSE: HUN

HUNTSMAN RELEASES FIRST QUARTER 2011 RESULTS

STRONG DEMAND LEADS TO A 28% YEAR OVER YEAR INCREASE IN REVENUE AND ADJUSTED EBITDA OF $302 MILLION

First Quarter 2011 Highlights

•                  Revenues for the first quarter of 2011 were $2,679 million, an increase of 28% compared to $2,094 million for the same period in 2010 and an increase of 11% compared to $2,412 million for the fourth quarter of 2010.

•                  Adjusted EBITDA for the first quarter of 2011 was $302 million compared to $123 million for the same period in 2010 and $219 million for the fourth quarter of 2010.

•                  Adjusted net income for the first quarter of 2011 was $114 million or $0.47 per diluted share.  This compares to adjusted net loss of $16 million or $0.07 loss per diluted share for the same period in 2010 and adjusted net income of $58 million or $0.24 per diluted share for the fourth quarter of 2010.

•                  Net income attributable to Huntsman Corporation for the first quarter of 2011 was $62 million or $0.26 per diluted share.  This compares to net loss attributable to Huntsman Corporation of $172 million or $0.73 loss per diluted share for the same period in 2010 and net income attributable to Huntsman Corporation of $30 million or $0.12 per diluted share for the fourth quarter of 2010.

Summarized earnings are as follows:

	Three months ended March 31,		Three months ended
In millions, except per share amounts	2011	2010	December 31, 2010

Net income (loss) attributable to Huntsman Corporation	$62	$(172)	$30
Adjusted net income (loss)(1)	$114	$(16)	$58

Diluted income (loss) per share	$0.26	$(0.73)	$0.12
Adjusted diluted income (loss) per share(1)	$0.47	$(0.07)	$0.24

EBITDA(1)	$239	$(55)	$167
Adjusted EBITDA(1)	$302	$123	$219

See end of press release for footnote explanations

Recent Highlights

•                  On April 2, 2011, we completed the acquisition of the Indian chemicals business of Laffans Petrochemicals Ltd.  The business manufactures amines and surfactants for use in the fast growing Asia Pacific region.

•                  On March 7, 2011, we completed a successful amendment to our credit agreement.  Among other things, we extended the maturity date of $650 million of our Term Loan B by three years from April 2014 to April 2017 and increased the applicable margin on borrowing.

•                  On February 16, 2011, we announced our intent to increase the capacity of our Jurong Island, Singapore polyetheramine facility.  We plan to invest approximately $70 million to increase the annual production capacity from 16,000 tons to approximately 56,000 tons.  Over the next decade we expect demand for our amines to grow at least 10% per year in the Asia Pacific region.

•                  On January 18, 2011 we completed the early redemption of $100 million of our 7 3/8% senior subordinated notes due 2015 with available cash.

Peter R. Huntsman, our President and CEO, commented:

“I am pleased with the strong earnings of our business in the first quarter; underlying demand for our largest businesses continues to improve with the global economic recovery.  We are raising prices and recapturing margin despite the headwind of increased raw material and energy costs.”

Huntsman Corporation

Operating Results

	Three months ended March 31,
In millions, except per share amounts	2011	2010

Revenues	$2,679	$2,094
Cost of goods sold	2,219	1,813
Gross profit	460	281
Operating expenses	291	256
Restructuring, impairment and plant closing costs	7	3
Operating income	162	22
Interest expense, net	(59)	(61)
Equity in income of investment in unconsolidated affiliates	2	1
Loss on early extinguishment of debt	(3)	(155)
Income before income taxes	102	(193)
Income tax (expense) benefit	(22)	34
Income (loss) from continuing operations	80	(159)
Loss from discontinued operations, net of tax(2)	(14)	(13)
Income (loss) before extraordinary gain	66	(172)
Extraordinary gain on the acquisition of a business, net of tax of nil	1	—
Net income (loss)	67	(172)
Net income attributable to noncontrolling interests	(5)	—
Net income (loss) attributable to Huntsman Corporation	$62	$(172)

Net income (loss) attributable to Huntsman Corporation	$62	$(172)
Interest expense, net	59	61
Income tax expense (benefit) from continuing operations	22	(34)
Income tax benefit from discontinued operations(2)	(7)	(8)
Depreciation and amortization of continuing operations	103	98
EBITDA(1)	$239	$(55)

Adjusted EBITDA(1)	$302	$123

Basic income (loss) per share	$0.26	$(0.73)
Diluted income (loss) per share	$0.26	$(0.73)
Adjusted diluted income (loss) per share(1)	$0.47	$(0.07)

Common share information:
Basic shares outstanding	237.6	234.8
Diluted shares	242.9	234.8

See end of press release for footnote explanations

Huntsman Corporation

Segment Results

	Three months ended March 31,
In millions	2011	2010

Segment Revenues:
Polyurethanes	$1,047	$767
Performance Products	804	616
Advanced Materials	350	291
Textile Effects	190	195
Pigments	364	269
Eliminations and other	(76)	(44)
Total	$2,679	$2,094

Segment EBITDA(1):
Polyurethanes	$114	$52
Performance Products	115	60
Advanced Materials	39	33
Textile Effects	(11)	—
Pigments	84	28
Corporate, LIFO and other	(81)	(207)
Discontinued operations(2)	(21)	(21)
Total	$239	$(55)

Segment Adjusted EBITDA(1):
Polyurethanes	$114	$52
Performance Products	115	60
Advanced Materials	39	31
Textile Effects	(6)	—
Pigments	87	29
Corporate, LIFO and other	(47)	(49)
Total	$302	$123

See end of press release for footnote explanations

	Three months ended March 31,
	2011 vs. 2010
	Average Selling Price(a)
Period-Over-Period	Local	Foreign Currency	Sales	Sales
Increase (Decrease)	Currency	Translation Impact	Mix(a)	Volume(a)

Polyurethanes	14%	0%	(17)%	42%
Performance Products	16%	0%	1%	14%
Advanced Materials	8%	0%	7%	6%
Textile Effects	3%	1%	0%	(7)%
Pigments	25%	0%	0%	11%
Total Company	10%	0%	(4)%	23%

(a) Excludes revenues and sales volumes from tolling and by-products

Three Months Ended March 31, 2011 Compared to Three Months Ended March 31, 2010

Revenues for the three months ended March 31, 2011 increased to $2,679 million from $2,094 million for the same period in 2010.  For the three months ended March 31, 2011, Adjusted EBITDA was $302 million compared to $123 million for the same period in 2010.

Polyurethanes

The increase in revenues in our Polyurethanes division for the three months ended March 31, 2011 compared to the same period in 2010 was primarily due to higher sales volumes and higher average selling prices.  MDI sales volumes increased across almost all sectors.  MDI sales volumes increased primarily due to improved demand in the insulation and automotive sectors.  PO/MTBE sales volumes increased compared to the prior year primarily due to the 2010 planned maintenance outage at our Port Neches, TX facility.  Average MDI selling prices increased in response to higher raw material costs.  Average PO/MTBE selling prices increased primarily in response to higher raw material costs and industry supply constraints.  The increase in Adjusted EBITDA was primarily due to the 2010 planned maintenance at our Port Neches, TX facility the impact of which was $40 million as well as higher sales volumes.

Performance Products

The increase in revenues in our Performance Products division for the three months ended March 31, 2011 compared to the same period in 2010 was due to higher average selling prices, higher sales volumes and the consolidation of the Arabian Amines Company joint venture.  Average selling prices increased across all product groups primarily in response to stronger market conditions and higher raw material costs.  Sales volumes increased primarily due to stronger demand.  The increase in Adjusted EBITDA was primarily due to higher contribution margins, higher sales volumes and the consolidation of the Arabian Amines Company joint venture partially offset by higher manufacturing and selling, general and administrative costs.  During the three months ended March 31, 2011 and 2010 we experienced unplanned mechanical shutdowns at our Port Neches, TX facility resulting in approximately $7 million and $11 million of higher costs respectively.

Advanced Materials

The increase in revenues in our Advanced Materials division for the three months ended March 31, 2011 compared to the same period in 2010 was due to higher average selling prices and higher sales volumes.  Average selling prices increased in our specialty components and base resins business primarily in response to higher raw material costs partially offset by lower average selling prices in our formulations business primarily as a result of competitive market pressure in our wind business and overall product mix.  Sales volumes increased in the Asia-Pacific and European regions while volumes decreased slightly in the Americas primarily as a result of raw material constraints for base resins.  The increase in Adjusted EBITDA was primarily due to higher contribution margins and higher sales volumes partially offset by the impact of stronger major European currencies against the U.S. dollar resulting in higher manufacturing and selling, general and administrative costs.

Textile Effects

The decrease in revenues in our Textile Effects division for the three months ended March 31, 2011 compared to the same period in 2010 was due to lower sales volumes partially offset by higher average selling prices.  Sales volumes decreased due to lower demand and customer manufacturing constraints.  Average selling prices increased primarily in response to higher raw material costs.  The decrease in Adjusted EBITDA was primarily due to lower sales volumes and the foreign currency impact of a stronger Swiss franc against the U.S. dollar on our manufacturing and selling, general and administrative costs.

Pigments

The increase in revenues in our Pigments division for the three months ended March 31, 2011 compared to the same period in 2010 was due to higher average selling prices and higher sales volumes.  Average selling prices increased in all regions of the world primarily as a result of higher raw material costs and stronger overall market demand.  Sales volumes increased primarily due to increased demand in all regions of the world.  The increase in Adjusted EBITDA in our Pigments division was primarily due to higher contribution margins and higher sales volumes partially offset by higher manufacturing and selling, general and administrative costs.

Corporate, LIFO and Other

Corporate, LIFO and other includes unallocated corporate overhead, unallocated foreign exchange gains and losses, LIFO inventory valuation reserve adjustments, loss on early extinguishment of debt, unallocated restructuring costs, gain and loss on the disposition of assets and non-operating income and expense.  Adjusted EBITDA from Corporate, LIFO and Other increased by $2 million to a loss of $47 million for the three months ended March 31, 2011 compared to a loss of $49 million for the same period in 2010.

Income Taxes

During the three months ended March 31, 2011 we recorded income tax expense of $22 million compared to a benefit of $34 million in 2010.  Our adjusted effective income tax rate for the three months ended March 31, 2011 was approximately 22%.  We expect our long term effective income tax rate to be approximately 30 - 35%.  We have tax valuation allowances in countries such as Switzerland and the United Kingdom where our Textile Effects and Pigments businesses have meaningful operations.  The increase in profitability from our Pigments business has had the effect of reducing our adjusted effective income tax rate.  During the three months ended March 31, 2011 we paid $5 million in cash for income taxes.  We expect our cash tax rate to continue to be less than our effective income tax rate.

Liquidity, Capital Resources and Outstanding Debt

As of March 31, 2011, we had $1,168 million of combined cash and unused borrowing capacity compared to $1,434 million at December 31, 2010.  The decrease from 2010 year end was primarily attributable to an increase in primary net working capital of $245 million and the early redemption of $100 million of our senior subordinated notes with available cash.

On March 7, 2011, we completed a successful amendment to our credit agreement.  Among other things, we extended the maturity date of $650 million of our Term Loan B by three years from April 2014 to April 2017 and increased the applicable margin on borrowing.

In April 2011, we completed amendments to our U.S. and European accounts receivable securitization programs.  These amendments included an extension of the maturity date to April 2014 and a reduction in the applicable margin on borrowing under these programs.

Total capital expenditures, net of reimbursements for the three months ended March 31, 2011 were $60 million compared to $37 million for the same period in 2010.  We expect to spend approximately $350 million on capital expenditures, net of reimbursements in 2011.

	March 31,	December 31,
In millions	2011	2010

Debt:
Senior Credit Facilities	$1,690	$1,688
Accounts Receivable Programs	250	238
Senior Notes	457	452
Subordinated Notes	1,194	1,279
Variable interest entities - Arabian Amines Company	203	200
Other Debt	263	289
Total Debt - excluding affiliates	4,057	4,146

Total Cash	639	973

Net Debt- excluding affiliates	$3,418	$3,173

 Huntsman Corporation

 Reconciliation of Adjustments

			Net Income (Loss)		Diluted Income (Loss)
	EBITDA		Attributable to Huntsman Corporation		Per Share
	Three months ended March 31,		Three months ended March 31,		Three months ended March 31,
In millions, except per share amounts	2011	2010	2011	2010	2011	2010

GAAP(1)	$239	$(55)	$62	$(172)	$0.26	$(0.73)
Adjustments:
Unallocated foreign currency (gain) loss	(2)	(1)	4	(6)	0.02	(0.03)
Legal and contract settlements	34	—	21	—	0.09	—
Loss on early extinguishment of debt	3	155	2	143	0.01	0.61
Other restructuring, impairment and plant closing costs	7	3	7	2	0.03	0.01
Discount amortization on settlement financing associated with the terminated merger	—	—	4	4	0.02	0.02
Acquisition related expenses	1	—	1	—	—	—
Loss from discontinued operations, net of tax(2)	21	21	14	13	0.06	0.06
Extraordinary gain on the acquisition of a business, net of tax	(1)	—	(1)	—	—	—

Adjusted(1)	$302	$123	$114	$(16)	$0.47	$(0.07)

Discontinued operations	$(21)	$(21)	$(14)	$(13)	$(0.06)	$(0.06)
Restructuring, impairment and plant closing costs	1	5	1	3	—	0.01
Loss on disposition of assets	—	8	—	5	—	0.02
Non-recurring costs and expenses	18	(7)	11	(4)	0.05	(0.02)

Adjusted discontinued operations(1)(2)	$(2)	$(15)	$(2)	$(9)	$(0.01)	$(0.04)

Total - adjusted continuing and discontinued operations	$300	$108	$112	$(25)	$0.46	$(0.11)

Three months ended December 31,
In millions	2010

Net income attributable to Huntsman Corporation	30
Interest expense, net	61
Income tax benefit from continuing operations	(17)
Income tax benefit from discontinued operations(2)	(17)
Depreciation and amortization of continuing operations	110

EBITDA(1)	$167

		Net Income (Loss)	Diluted Income (Loss)
	EBITDA	Attributable to Huntsman Corporation	Per Share
	Three months ended December 31,	Three months ended December 31,	Three months ended December 31,
In millions, except per share amounts	2010	2010	2010

GAAP(1)	$167	$30	$0.12
Adjustments:
Unallocated foreign currency gain	—	(2)	(0.01)
Legal and contract settlements	8	5	0.02
Loss on early extinguishment of debt	14	9	0.04
Other restructuring, impairment and plant closing costs	5	4	0.02
Discount amortization on settlement financing associated with the terminated merger	—	4	0.02
Acquisition related expenses	1	1	—
Loss from discontinued operations, net of tax(2)	23	6	0.02
Extraordinary loss on the acquisition of a business, net of tax(3)	1	1	—

Adjusted(1)	$219	$58	$0.24

Discontinued operations	$(23)	$(6)	$(0.02)
Restructuring, impairment and plant closing credits	2	4	0.02
Gain on insurance settlements, net of expenses	—	(1)	—

Adjusted discontinued operations(1)(2)	$(21)	$(3)	$(0.01)

Total - adjusted continuing and discontinued operations	$198	$55	$0.23

Conference Call Information

We will hold a conference call to discuss our first quarter 2011 financial results on Thursday, May 5, 2011 at 8:00 a.m. ET.

Call-in number for U.S. participants:	(888) 680 - 0892
Call-in number for international participants:	(617) 213 - 4858
Participant access code:	70969130

In order to facilitate the registration process, you may use the following link to pre-register for the conference call. Callers who pre-register will be given a unique PIN to gain immediate access to the call and bypass the live operator. You may pre-register at any time, including up to and after the call start time. To pre-register, please go to:

https://www.theconferencingservice.com/prereg/key.process?key=P4WL4RMDP

The conference call will be available via webcast and can be accessed from the investor relations portion of the company’s website at http://www.huntsman.com.

The conference call will be available for replay beginning May 5, 2011 and ending May 12, 2011.

Call-in numbers for the replay:
Within the U.S.:	(888) 286 - 8010
International:	(617) 801 - 6888
Access code for replay:	36894060

About Huntsman:

Huntsman is a global manufacturer and marketer of differentiated chemicals. Our operating companies manufacture products for a variety of global industries, including chemicals, plastics, automotive, aviation, textiles, footwear, paints and coatings, construction, technology, agriculture, health care, detergent, personal care, furniture, appliances and packaging. Originally known for pioneering innovations in packaging and, later, for rapid and integrated growth in petrochemicals, Huntsman has approximately 12,000 employees and operates from multiple locations worldwide. The Company had 2010 revenues of over $9 billion. For more information about Huntsman, please visit the company’s website at www.huntsman.com.

Forward-Looking Statements:

Statements in this release that are not historical are forward-looking statements. These statements are based on management’s current beliefs and expectations. The forward-looking statements in this release are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the company’s operations, markets, products, services, prices and other factors as discussed in the Huntsman companies’ filings with the U.S. Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to, financial, economic, competitive, environmental, political, legal, regulatory and technological factors.  The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by applicable laws.

(1)          We use EBITDA and Adjusted EBITDA to measure the operating performance of our business.  We provide Adjusted net income because we feel it provides meaningful insight for the investment community into the performance of our business.  We also provide Adjusted EBITDA from discontinued operations and Adjusted net income from discontinued operations for informational purposes only.   We believe that net income (loss) attributable to Huntsman Corporation is the performance measure calculated and presented in accordance with generally accepted accounting principles in the U.S. (“GAAP”) that is most directly comparable to EBITDA, Adjusted EBITDA and Adjusted net income. We believe that income (loss) from discontinued operations is the performance measure calculated and presented in accordance with GAAP that is most directly comparable to Adjusted EBITDA from discontinued operations and Adjusted net income from discontinued operations. Additional information with respect to our use of each of these financial measures follows:

EBITDA is defined as net income (loss) attributable to Huntsman Corporation before interest, income taxes, and depreciation and amortization. EBITDA as used herein is not necessarily comparable to other similarly titled measures of other companies. The reconciliation of EBITDA to net income (loss) attributable to Huntsman Corporation is set forth in the operating results table above.

Adjusted EBITDA is computed by eliminating the following from EBITDA:  gains and losses from discontinued operations; restructuring, impairment and plant closing (credits) costs; income and expense associated with the terminated merger and related litigation; acquisition related expenses; losses on the sale of accounts receivable to our securitization program; unallocated foreign currency (gain) loss; certain legal and contract settlements; losses from early extinguishment of debt; extraordinary loss (gain) on the acquisition of a business; and loss (gain) on disposition of business/assets.  The reconciliation of Adjusted EBITDA to EBITDA is set forth in the Reconciliation of Adjustments table above.

Adjusted EBITDA from discontinued operations is computed by eliminating the following from income (loss) from discontinued operations: income taxes; depreciation and amortization; restructuring, impairment and plant closing (credits) costs; losses on the sale of accounts receivable to our securitization program; unallocated foreign currency (gain) loss; gain on insurance settlements, net of tax; (gain) loss on disposition of business/assets; and non-recurring costs and expenses. The following table provides a reconciliation of Adjusted EBITDA from discontinued operations to income (loss) from discontinued operations:

	Three months ended March 31,
In millions	2011	2010

Net loss from discontinued operations, net of tax	$(14)	$(13)
Income tax benefit	(7)	(8)
EBITDA from discontinued operations	(21)	(21)
Restructuring, impairment and plant closing costs	1	5
Loss on disposition of assets	—	8
Non-recurring costs and expenses	18	(7)
Adjusted EBITDA from discontinued operations	$(2)	$(15)

Adjusted net income (loss) is computed by eliminating the after tax impact of the following items from net income (loss) attributable to Huntsman Corporation: loss (income) from discontinued operations; restructuring, impairment and plant closing (credits) costs; income and expense associated with the terminated merger and related litigation; discount amortization on settlement financing associated with the terminated merger; acquisition related expenses; unallocated foreign currency (gain) loss;  certain legal and contract settlements; losses on the early extinguishment of debt; extraordinary loss (gain) on the acquisition of a business; and loss (gain) on disposition of business/assets.   The reconciliation of adjusted net income (loss) to net income (loss) attributable to Huntsman Corporation common stockholders is set forth in the Reconciliation of Adjustments table above.

Adjusted net income (loss) from discontinued operations is computed by eliminating the after tax impact of the following items from income (loss) from discontinued operations: restructuring, impairment and plant closing (credits) costs; gain on insurance settlements, net of tax; (gain) loss on the disposition of business/assets; and non-recurring costs and expenses.  The reconciliation of Adjusted net income (loss) from discontinued operations to net income (loss) attributable to Huntsman Corporation is set forth in the Reconciliation of Adjustments table above.

During the fourth quarter of 2010, we began reporting the (income) loss attributable to noncontrolling interests in the reporting segment to which the subsidiary relates. Previously, (income) loss attributable to noncontrolling interests was reported in our Corporate and other segment. All relevant information for prior periods has been reclassified to reflect these changes.

(2)          On August 1, 2007, we completed the sale of our U.S. polymers business to Flint Hills Resources.  On November 5, 2007, we completed the sale of our U.S. base chemicals business to Flint Hills Resources.  During the first quarter 2010 we closed our Australian styrenics operations.  Results from these businesses are treated as discontinued operations.